EXHIBIT 10.11

                              NOTE WITH WARRANTS



Itec Environmental Group, Inc. (Itec) agrees to pay MTI Properties the sum of Six Hundred Thousand Dollars ($600,000) with interest from August 1, 2003 until paid or January 31, 2003, whichever occurs sooner. The rate of interest shall be eight percent (8.0%) simple interest payable with interest and principal at the maturity of this note.

There will be no prepayment penalty on this loan. Should interest not be so paid, it shall thereafter bear like interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law. Should default be made in the payment of any of interest when due, then the whole sum of principal and interest shall become immediately due and payable at the option of the holder of this note. This note shall be non-transferable and non-assumable.

Itec shall issue to MTI Properties 1,000,000 warrants convertible to common stock at $.04 per share expiring on July 31, 2005.

Should suit be commenced to collect this note or any portion thereof, such sum as the Court may deem reasonable shall be added hereto as attorney's fees. Principal and interest payable in lawful money of the United States of America.

This note shall be secured by equipment owned by Itec as well as other intangible assets, i.e. patents, licensing agreements and other technologies. This note shall also be secured with tangible assets such as inventories. A UCC-1 filing shall be made with the State of California at the expense of Itec. If current or future real property is acquired by Itec then this note shall be secured by a first deed of trust on that property and will be issued in place of the equipment security.



Itec Environmental Group, Inc.

/s/ Gary M. DeLaurentiis
_________________________
Gary M. DeLaurentiis
President & CEO